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                                                                    Exhibit 10.7


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                  (AMENDED AND RESTATED ON SEPTEMBER 20, 2000)


AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of the 21st day of April 1999, by and between The Ryland Group, Inc., a Maryland corporation (the "Company"), and R. Chad Dreier (the "Executive").

In consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. AMENDMENT AND RESTATEMENT OF EMPLOYMENT AGREEMENT. This Employment Agreement amended and restated on September 20, 2000 the Employment Agreement dated and effective as of April 21, 1999 between the Company and the Executive.

2. TERM OF EMPLOYMENT. The Company agrees to employ the Executive until December 31, 2003. This Agreement shall automatically renew for a one
        (1) year renewal period on December 31, 2003, or for a one (1) year renewal period at the end of each renewal period until terminated in accordance with the terms of this Agreement. Either party may terminate this Agreement on December 31, 2003, or at the end of each one (1) year renewal period by giving the other party written notice of termination delivered at least one hundred eighty (180) days prior to December 31, 2003, or any renewal period.

        If at any time during the initial term or any renewal period, a Change of Control of the Company occurs (as defined in Section 7.2 below), the term of this Agreement shall be the longer of (a) three (3) years beyond the effective date of the Change of Control or (b) the term as provided in this Section 2.

3. POSITION AND RESPONSIBILITIES. The Executive shall serve as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company. In his capacity as Chairman of the Board, President and Chief Executive Officer, the Executive shall be the Company's highest ranking executive officer and shall have full authority and responsibility for formulating and administering the plans and policies of the Company subject to the control of the Board of Directors,.

4. PERFORMANCE OF DUTIES. The Executive shall devote his full time attention and energies to the Company's business and will not engage in consulting work or any business for his own account or for any person, firm or corporation. The Executive may serve as a director of other companies so long as this service does not interfere with the performance of his duties with the Company.

5. COMPENSATION. For all services to be rendered by the Executive during the term of this Agreement, the Company shall pay and provide to the
        Executive:

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        5.1    BASE SALARY. The Company shall pay the Executive a Base Salary in the fixed amount of seven hundred fifty thousand dollars ($750,000) per year for the term of this Employment Agreement. This Base Salary is paid in installments consistent with the normal payroll practices of the Company.

        5.2 ANNUAL BONUS. The Executive is eligible to receive an annual cash bonus (the "Bonus") in respect of each fiscal year during the term of this Agreement equal to one and one-fifth percent (1.2%) of the amount of Ordinary Course Pre-Tax Income that equals or is less than the prior fiscal year's Ordinary Course Pre-Tax Income and one and one-half percent (1.5%) of the amount of Ordinary Course Pre-Tax Income that exceeds the prior fiscal year's Ordinary Course Pre-Tax Income. "Ordinary Course Pre-Tax Income" is the consolidated pre-tax income of the Company and its subsidiaries as reflected in the audited consolidated financial statements of the Company, as adjusted in good faith by the Compensation Committee to eliminate the effect of non-recurring gains and losses and other items not reflective of the ongoing ordinary course of business and operating performance of the Company. The Bonus shall be payable to the Executive in cash within sixty (60) days after the end of each fiscal year during the term of this Agreement.

        5.3 INCENTIVE PLANS. The Executive shall participate in the TRG Incentive Plan and shall have an individual target performance award equal to 120% of the Executive's Base Salary. The Executive shall participate in any additional incentive award programs available to executive officers of the Company. This participation is on a basis which is commensurate with the Executive's position with the Company.

        5.4 OTHER BENEFITS. The Executive is entitled to receive other employee benefits, such as disability, group life, sickness, accident and health insurance programs, split-dollar life insurance programs and other perquisites that are available to executive officers of the Company. This participation is on a basis which is commensurate with the Executive's position with the Company.

        5.5    STOCK OPTION

               (a)    Prior Grant of Stock Option (January 1997)

                      Pursuant to the terms and conditions of The Ryland Group, Inc. 1992 Equity Incentive Plan (the "Plan), the Company previously granted to the Executive on January 28, 1997, the ability to exercise during the period ending at the close of business on January 28, 2007, the option to purchase from the Company at a price of $12.75 per share up to 150,000 shares of the Company's Common Stock. THE OPTION GRANTED SHALL NOT BE TREATED AS AN "INCENTIVE STOCK OPTION" WITHIN THE MEANING OF SECTION 422 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. The option is governed and controlled by all terms of the Plan.



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                      The option may be exercised in whole or in part in
                      accordance with the following vesting schedule:

                      The aggregate number of shares of Common Stock optioned by this Agreement are divided into three (3) installments.

                      The first installment for     50,000    shares was exercisable in whole or in part beginning      1/29/98
                      The second installment for    50,000    shares was exercisable in whole or in part beginning      1/29/99
                      The third installment for     50,000    shares is exercisable in whole or in part beginning       1/29/00

               (b)    Current Grant of Stock Option.

                      Pursuant to the terms and conditions of the Plan, the Company grants to the Executive during the period ending at the close of business on April 21, 2009, the option to purchase from the Company at a price of $25.50 per share up to 200,000 shares of the Company's Common Stock. THE OPTION GRANTED SHALL NOT BE TREATED AS AN "INCENTIVE STOCK OPTION" WITHIN THE MEANING OF SECTION 422 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. The option is governed and controlled by all terms of the Plan.

                      The option may be exercised in whole or in part in accordance with the following vesting schedule:

                      The aggregate number of shares of Common Stock optioned pursuant to this Section 5.5(b) of this Agreement are divided into three (3) installments.

                      The first installment for     70,000    shares is exercisable in whole or in part beginning       4/21/00
                      The second installment for    70,000    shares is exercisable in whole or in part beginning       4/21/01
                      The third installment for     60,000    shares is exercisable in whole or in part beginning       4/21/02

               (c)    Exercise of Option.

                      In case an installment is not immediately exercisable, the Board of Directors or the Compensation Committee of the Board may in its discretion accelerate the time at which the installment may be exercised. To the extent not exercised, installments shall accumulate and be exercisable by the Executive during the Option Period. Continued accrual and vesting of installments shall cease immediately upon termination of employment for any reason whatsoever, subject to acceleration by the Board of Directors or the Compensation Committee.

                (d)   Payment of Exercise Price.

                      The Executive shall pay the exercise price in the following ways:


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                      (i)    cash payment (by certified check, bank draft or
                             money order payable to the order of the Company).

                      (ii) if approved by the Company, cash payment may be made from the proceeds of an immediate sale of Common Stock receivable upon the exercise of the option; or

                      (iii) if approved by the Company, delivery of Common Stock (including executed stock powers attached thereto);

                      The payment of the exercise price shall be delivered with a notice of exercise, which notice will be in a form provided by the Company.

                      The Company shall, subject to the receipt of withholding tax, issue to the Executive the stock certificate for the number of shares of Common Stock with respect to which the option is exercised.

                      The value of shares of Common Stock used as payment for the exercise of an option shall be the closing price of such shares on the New York Stock Exchange on the date of exercise of an option or as otherwise determined by the Company, the Board of Directors or the Compensation Committee of the Board of Directors.

               (e)    Termination

                      The Options shall terminate upon the happening of the earliest of the following events:

                      (i)    In accordance with Sections 5.5 (a) and (b) above.

                      (ii) The expiration of 90 days after the date of termination of the Executive's employment, except in the case of death, Disability (defined below) or retirement. During this period, the Executive shall have the right to exercise the Option to the extent it is exercisable on the termination date.

                      (iii) The expiration of three (3) years after the date of death of the Executive if death occurs during the term of this Agreement. During this period, the Executive's estate, personal representative or beneficiary shall have the right to exercise the Option to the extent it is exercisable on the date of death.

                      (iv) The expiration of three (3) years after the date the Executive's employment is terminated due to Disability or retirement. During this period, the Executive shall have the right to exercise the Option to the extent it is exercisable on the date of termination.


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               (f)    Merger, Consolidation or Share Exchange

                      After any merger, consolidation or share exchange in which the Company is the surviving or resulting corporation, the Executive shall be entitled, upon the exercise of an Option, to receive the number and class of shares of stock or other consideration to which the Executive would have been entitled, if, immediately prior to such merger, consolidation or share exchange, the Executive had exercised the Option in accordance with and subject to the terms of this Agreement and the Plan. If the Company is not the surviving or resulting corporation in any merger, consolidation or share exchange, the surviving or resulting corporation shall tender stock options to purchase its shares on terms and conditions that substantially preserve the rights and benefits under this Option.

        5.6    STOCK UNITS

               (a)    Prior Grant of Stock Units (January 1997)

                      Pursuant to the terms and conditions of the Plan, the Company previously granted to the Executive an award of 45,000 Stock Units pursuant to Section 10 of the Plan.

                      The Stock Units become vested and payable in accordance with the following vesting schedule:

                                               VESTING DATE
                                               ------------

                      15,000 Stock Units     November 1, 1999

                      30,000 Stock Units     November 1, 2000

               (b)    Current Grant of Stock Units

                      Pursuant to the terms and conditions of the Plan, the Company grants to the Executive an award of 90,000 Stock Units pursuant to Section 10 of the Plan.

                      Subject to Subsection (c) below, the Stock Units become vested and payable in accordance with the following vesting schedule:

                                               VESTING DATE
                                               ------------

                      30,000 Stock Units     February 15, 2001

                      30,000 Stock Units     February 15, 2002
                                             unless the Company's Return on
                                             Equity (ROE) for the year ended
                                             December 31,


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                                             2000 exceeds the average ROE for
                                             fiscal years ending in the year
                                             2000 for the homebuilding companies
                                             listed below (the "Competitor
                                             Group"), in which case this
                                             "Vesting Date" is the earlier of
                                             June 1, 2001 or when the
                                             competitive data becomes available
                                             and has been reviewed and approved
                                             by the Compensation Committee.

                      30,000 Stock Units     February 15, 2003
                                             unless the Company's ROE for the
                                             year ended December 31, 2001
                                             exceeds the average ROE for fiscal
                                             years ending in the year 2001 for
                                             the Competitor Group, in which case
                                             this "Vesting Date" is June 1, 2002
                                             or when the competitive data
                                             becomes available and has been
                                             reviewed and approved by the
                                             Compensation Committee.

                      The Company's ROE for the fiscal years used in the determination of the "Vesting Dates" above is the Company's consolidated net earnings after taxes and extraordinary items and before the payment of dividends on the Company's common and preferred stock divided by the Company's beginning common stockholder's equity during such fiscal year period, all of which is determined under generally accepted accounting principles on a basis consistent with the Company's audited consolidated financial statements.

                      The following homebuilding companies are the "Competitor Group" for the purpose of the foregoing determination of the "Vesting Dates":

                             Beazer Homes                      Lennar
                             Centex                            M/I Schottenstein
                             DR Horton                         MDC Holdings
                             K. Hovnanian                      NVR
                             Kaufman & Broad                   Pulte
                                                               Toll Brothers

               (c)    Vesting of Stock Units.

                      If the Executive terminates employment with the Company for any reason prior to any vesting date, all unvested Stock Units are immediately forfeited and cancelled. Notwithstanding the foregoing, all unvested Stock Units shall vest and be paid by the Company to the Executive upon the occurrence of a Change of Control (as defined in Section 7.2 below).

               (d)    Payment of Stock Units.


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                      Upon each vesting date on which the Executive is employed
                      by the Company, the number of Stock Units which become vested on such date shall be paid to the Executive in an equal number of shares of Common Stock of the Company and, upon payment, such Stock Units are automatically fully paid and cancelled.

               (e)    Dividend Equivalents.

                      As of each dividend payment date with respect to Common Stock, the Executive shall receive a cash dividend equivalent payment equal to the product of (i) the per-share cash dividend amount payable with respect to each share of Common Stock on that date and (ii) the total number of Stock Units which have not been vested, paid or cancelled as of the record date corresponding to such dividend payment date.

               (f)    Delivery of Stock Certificates.

                      The stock certificate for shares of Common Stock issued to the Executive in payment of any vested Stock Unit shall be delivered to the Executive on the applicable vesting date.

               (g)    Tax Matters.

                      If any taxes, including income taxes or withholding taxes, result or become due and payable as a result of the Stock Units, including the grant, vesting and payment of the Stock Units to the Executive, the Executive shall receive a payment sufficient to place the Executive in the same net after-tax position that the Executive would have been in had such tax not resulted or been imposed and had the Executive not incurred any interest charges or penalties, if any, with respect to the imposition of such tax.

               (h)    Rights of Executive With Respect to Stock Units.

                      The Executive shall have no rights as a stockholder with respect to any Stock Unit or any share of Common Stock to be issued with respect to any Stock Unit until the date of vesting and payment. The Executive's rights with respect to Stock Units shall be the rights of a general unsecured creditor of the Company until the Stock Units vest and shares of Common Stock are actually issued to the Executive.

               (i)    Adjustments.

                      The number of Stock Units shall be appropriately adjusted, as determined by the Board of Directors or Compensation Committee of the Board of Directors pursuant to the Plan, in the event of any stock split, combination or similar transaction.


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                (j)   Stock Units Subject to Terms and Conditions of the Plan.

                      The Stock Units and all shares of Common Stock issued with respect to Stock Units shall be subject to the terms and conditions of the Plan, which is incorporated herein by this reference.

6.      EMPLOYMENT TERMINATION.

        6.1 TERMINATION DUE TO RETIREMENT OR DEATH. In the event the Executive's employment is terminated by reason of retirement or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance or other applicable program then in effect. Upon the effective date of termination, the Company's obligation to pay and provide the compensation described in Section 5 shall expire, except to the extent the benefits described in Section 5 continue after retirement or death. In addition, the Company shall pay to the Executive or the Executive's beneficiaries or estate a pro rata share of the Bonus for the year in which the termination occurs based on the results of the Company for that fiscal year. This pro rata Bonus shall be determined by multiplying the Bonus for the applicable fiscal year by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of termination and the denominator of which is the total number of days in such fiscal year. The pro rata Bonus shall be paid within sixty (60) days of the end of the applicable fiscal year.

        6.2 TERMINATION DUE TO DISABILITY. In the event the Executive becomes Disabled (as defined below) and is unable to perform his duties for more than one hundred twenty (120) days during any period of twelve (12) months or, in the reasonable determination of the Board of Directors, the Executive's Disability (as defined below) will exist for more than one hundred twenty (120) days, the Company has the right to terminate the Executive's employment and the Company's obligation to pay and provide the compensation described in Section 5 shall expire, except to the extent the benefits described in Section 5 continue after Disability. In addition, the Company shall pay to the Executive a pro rata share of the Bonus for the year in which the termination occurs based on the results of the Company for that fiscal year determined as provided in Section 6.1. The pro rata Bonus shall be paid within sixty (60) days of the end of the applicable fiscal year.

               The term "Disabled" or "Disability" means the incapacity of the Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of his duties with the Company. A Disability is determined by the Board of Directors upon receipt of and in reliance on competent medical advice from one or more individuals selected by the Board who are qualified to give professional medical advice.


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        6.3    VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may
               terminate this Agreement at any time by giving the Board of Directors written notice of intent to terminate delivered at least ninety (90) days prior to the effective date of such termination. Upon the expiration of this ninety (90) day period, the termination by the Executive shall become effective. The Company shall pay the Executive his Base Salary through the effective date of termination plus all benefits to which the Executive has a vested right at that time. The Executive shall not receive a Bonus for the fiscal year in which voluntary termination occurs. Upon the date of termination, the Company and the Executive shall have no further obligations under this Agreement except as set forth in Sections 8 and 9.

        6.4 TERMINATION BY THE COMPANY WITHOUT CAUSE. Other than during a Change of Control Period (as defined in Section 7.2), the Board of Directors may terminate the Executive's employment for reasons other than death, Disability, retirement or for Cause (as defined in Section 6.5) by notifying the Executive in writing at least thirty (30) days prior to the effective date of termination. Upon the expiration of this thirty (30) day period, the termination by the Company is effective. Within thirty (30) days after the date of termination, the Company shall pay to the Executive a lump sum cash payment equal to the greater of (a) the Base Salary in effect for the remaining term of this Agreement, or (b) twenty-four (24) months of the Base Salary in effect as of the effective date of termination, and shall provide to the Executive a continuation of his health and welfare benefits for the greater of (a) such remaining term of this Agreement or (b) twenty-four
               (24) months. If the Company is unable to provide health and welfare benefits as required by this Section 6.4, the Company shall provide equivalent benefits to the Executive or pay to the Executive a lump sum cash payment equal to the value of the benefits which the Company is unable to provide. The Company shall pay the Executive an annual Bonus for the year in which termination occurs based upon the performance of the Company through the end of the fiscal year in which the termination occurs. This annual Bonus shall be paid within sixty (60) days of the end of the applicable fiscal year. The Company shall also pay the Executive all benefits to which the Executive has a vested right at the time of termination. For purposes of this Section 6.4: (i) with respect to the fiscal year in which termination occurs, the Executive shall be fully vested in any prior year awards that remain unvested or awards made for the fiscal year in which termination occurs under the TRG Incentive Plan or any successor plan, and (ii) all vested awards under any incentive programs shall be paid notwithstanding any provision of the governing plan or program calling for forfeiture of benefits upon termination. If for any reason the Company is unable to comply with the preceding sentence, the Company shall pay the Executive a lump-sum cash payment equal to the value of the benefits or awards it is unable to vest, pay or give credit for. Upon the date of termination, the Company and the Executive shall have no further obligations under this Agreement except as set forth in Sections 8 and 9.

        6.5 TERMINATION FOR CAUSE. The Board of Directors may terminate the Executive's employment at any time for "Cause." "Cause" is determined by the Board of


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               Directors and is defined as fraud, embezzlement, theft or other criminal act constituting a felony under U.S. laws, or the failure of the Executive to perform any material obligations under this Agreement for reasons other than the Executive's death, Disability or retirement. In the event this Agreement is terminated by the Board of Directors for Cause, the Company shall pay the Executive his Base Salary through the date of termination and the Executive shall forfeit all rights and benefits he is entitled to receive including any right to a Bonus for the fiscal year in which the termination occurs. The Company and the Executive thereafter shall have no further obligations under this Agreement except as set forth in Sections 8 and 9.

        6.6 TERMINATION FOR GOOD REASON. The Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors thirty (30) days written notice of intent to terminate, which notice sets forth the facts and circumstances for the termination. Upon the expiration of this thirty (30) day period, the termination by the Executive is effective and the Company shall pay the Executive the benefits set forth in Section
               6.4 unless the provisions of Section 7 apply.

               "Good Reason" means, without the Executive's written consent, the occurrence of any of the following:

               (a) The assignment of the Executive to duties materially inconsistent with, or a reduction or alteration in the nature or status of, the Executive's authorities, duties, responsibilities or status as an executive officer of the Company from those in effect during the preceding year;

               (b) The Company requires the Executive to be based at a location which is more than fifty (50) miles from the Executive's then current primary residence;

               (c)    A reduction by the Company in the Executive's Base Salary;
                      or

               (d) The failure of the Company to obtain an agreement from any successor to the Company to perform this Agreement.

7.      CHANGE IN CONTROL.

        7.1 TERMINATION AFTER CHANGE OF CONTROL. In lieu of the compensation and benefits provided in Sections 5 or 6, which will be superseded and replaced by the provisions of this Section 7, the following payments and benefits will be provided to the Executive by the Company (in addition to any compensation or benefits to which the Executive may otherwise be entitled under any other agreement, plan or arrangement with the Corporation, other than a plan, policy or other arrangement providing for payments due to severance of employment) in the event of a Termination of Employment (as defined below) during a Change of Control Period (as defined below) of the Company:

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               (a)    Lump Sum Cash Payment. On or before the Executive's last
                      day of employment with the Company or any successor corporation, the Company or any successor corporation will pay the Executive an amount equal to the Executive's unpaid Base Salary for the year in which the Termination of Employment occurs and a pro rata Bonus through the date of Termination of Employment determined in accordance with
                      Section 6.1. Also, on or before the Executive's last day of employment with the Company or any successor corporation, the Company or any successor corporation will pay the Executive a lump sum cash payment equal to three
                      (3) times the highest Annual Compensation (as defined below) for any of the three (3) calendar years immediately preceding the date of Termination of Employment.

               (b) Accelerated Vesting and Supplemental Payments. All rights, awards and benefits of the Executive provided pursuant to this Agreement, the TRG Incentive Plan or other incentive plan, Stock Units granted pursuant to this Agreement, any deferred compensation plans (including the Retirement Savings Opportunity Plan, Executive and Director Deferred Compensation Plan and any successor or replacements plans) and any incentive, bonus, stock option, equity incentive, restricted stock, insurance or split dollar insurance program, relocation equity program, or other benefit plans of the Company in which the Executive participates prior to the Change of Control shall immediately vest in full and the Executive shall receive the amount of these rights, awards and benefits in a cash lump sum payment or other form of compensation as provided in accordance with the applicable benefit, document or plan within thirty
                      (30) days of the date of Termination of Employment. To the extent that any of the plans of the Company would not under applicable law permit accelerated vesting, the Executive will be paid supplementally or receive equivalent payments by the Company in the amount of additional benefits or payments that would be payable if full vesting had taken place under these plans as of the date of Termination of Employment. All supplemental payments are provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code, and shall be payable solely from the general assets of the Company or any successor corporation or affiliate of such successor corporation.

               (c) Insurance and Other Special Benefits. The Executive's participation in the life, accident and health insurance, employee welfare benefit plans (as defined in the Employee Retirement Income Security Act of 1974) and supplemental early retirement plan, split dollar insurance program, personal health services allowance, health or social club benefits, benefits outlined in the Executive's Compensation Program and any other fringe benefits (the "Benefits") provided to the Executive prior to the Change of Control shall be continued or equivalent benefits provided by the Company or any successor corporation or affiliate of such successor


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                      corporation (the "Responsible Company") at no cost to the
                      Executive for a period of two (2) years from the date of the Executive's Termination of Employment. If for any reason the Responsible Company is unable to continue the Benefits as required by the preceding sentence, the Responsible Company shall pay to the Executive a lump sum cash payment equal to the value of the Benefits which the Responsible Company is unable to provide.

               (d) Relocation Assistance. Should the Executive move his residence in order to pursue professional or career opportunities within two (2) years after the date of the Executive's Termination of Employment, he will be reimbursed by the Responsible Company for any expenses incurred in that relocation, including taxes payable on the reimbursement, as well as any reduction in value from the original purchase price of the Executive's residence. Benefits under this paragraph will include assistance in and payment of all costs and commissions related to selling the Executive's home, moving costs, as well as all other assistance and benefits which are provided by the Company under its relocation plan as in effect immediately prior to the Change of Control.

               (e) Stock Rights. All stock options, stock appreciation rights, stock purchase rights, restricted stock rights and any similar rights which the Executive holds shall become fully vested and be exercisable on the date of Termination of Employment.

               (f) Outplacement Assistance. The Executive shall be reimbursed by the Company for the cost of all outplacement services obtained by the Executive within the two (2) year period after the date of Termination of Employment provided the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Executive's Annual Compensation for the calendar year immediately preceding the date of Termination of Employment. Alternatively, the Executive, upon request, will receive, in lieu of the foregoing reimbursement, a cash payment equal to ten percent (10%) of the Executive's Annual Compensation for the calendar year immediately preceding the date of the Executive's Termination of Employment.

        7.2    DEFINITIONS.

               (a) A "Change of Control" shall take place on the date of the earlier to occur of any of the following events:

                      (i) The acquisition by any person, other than the Company or any employee benefit plan of the Company, of beneficial ownership of 20% or more of the combined voting power of the Company's then outstanding voting securities;


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                      (ii)   The first purchase under a tender offer or exchange
                             offer, other than an offer by the Company or any employee benefit plans of the Company, pursuant to which shares of common stock have been purchased;

                      (iii) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of the Company of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period; or

                      (iv) Approval by stockholders of the Company of a merger, consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company.

               (b) "Annual Compensation" shall mean the sum of the Base Salary paid or earned and the Bonus paid or earned, even though paid in a subsequent year, to the Executive, vested or unvested, and all amounts credited to the Executive, vested or unvested, under any incentive compensation or other benefit or compensation plans of the Company in which the Executive participates during a calendar year.

               (c) A "Termination of Employment" shall take place in the event that (a) the Executive's employment is terminated for any reason other than as a consequence of death, disability or normal retirement, (b) the Executive is assigned any duties or responsibilities that are inconsistent in any respect with his position, duties, responsibilities or status prior to a Change of Control Period, (c) the Company requires the Executive to be based at a location which is more than fifty (50) miles from the Executive's then current primary residence, (d) the Executive's Base Salary, bonus or any other benefits, incentive compensation or compensation plans are reduced,
                      (e) the Executive experiences in any year a reduction in the ratio of his incentive compensation, bonus or other such payments to his base compensation or (f) the Company gives the Executive notice of an intent not to renew or does not renew the term of this Agreement at any time during a Change of Control Period.

               (d) A "Change of Control Period" shall mean the period of time commencing with the date of a Change of Control or on which the Company becomes aware of or enters into any discussions or negotiations that could involve a Change of Control or a proposed transaction which could result in a Change of Control, and ending on the first to occur of:
                      (a) two (2) years after the effective date of the Change of Control, or (b) the date on which the proposed Change of Control is no longer discussed or proposed to occur.

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        7.3    SUBSEQUENT IMPOSITION OF EXCISE TAX. If it is ultimately
               determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the payments to the Executive is considered to be an "excess parachute payment," subject to the excise tax under Section 4999 of the Code, the Executive shall be entitled to receive a lump sum cash payment sufficient to place the Executive in the same net after-tax position, computed by using the "Special Tax Rate" as such term is defined below, that the Executive would have been in had such payment not been subject to such excise tax, and had the Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax. For purposes of this Agreement, the "Special Tax Rate" shall be the highest effective Federal and state marginal tax rates applicable to the Executive in the year in which the payment contemplated under this Section 7.3 is made.

8.      NONCOMPETITION AND PROPRIETARY INFORMATION.

        8.1 PROHIBITION ON COMPETITION. During the term of this Agreement and for twenty-four (24) months following the expiration or termination of this Agreement as a result of notice of nonrenewal by Executive pursuant to Section 2 or following the effective date of a termination of this Agreement by the Executive pursuant to Section 6.3 (the "Restrictive Period"), the Executive shall not, as a stockholder, partner, employee or officer, engage, directly or indirectly, in any business or enterprise which is "in competition" with the Company. For purposes of this Agreement, a business or enterprise will be "in competition" if it is engaged in any significant business activity of the Company or its subsidiaries within the United States.

               The Executive shall be allowed to purchase and hold for investment less than three percent (3%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

        8.2 DISCLOSURE OF INFORMATION. The Executive recognizes that he has access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of his duties under this Agreement. The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes.

        8.3 COVENANTS REGARDING OTHER EMPLOYEES. During the term of this Agreement and the Restrictive Period, the Executive agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company, accept employment with any competitor of the Company, or interfere in a similar manner with the business of the Company.

        8.4 SPECIFIC PERFORMANCE. The parties recognize that the Company will have no adequate remedy at law for breach of the requirements of this Section 8 and, in the


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

               event of such breach, the Company and the Executive agree that, in addition to the right to seek monetary damages, the Company will be entitled to a decree of specific performance, mandamus, or other appropriate remedy to enforce performance of these requirements.

9. INDEMNIFICATION. The Company covenants and agrees to indemnify and hold harmless the Executive fully, completely and absolutely against any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses and damages resulting from the Executive's good faith performance of his duties under this Agreement subject to the requirements and limitations imposed by the Company's Articles of Incorporation and By-Laws and applicable law.

10.     ASSIGNMENT.

        10.1 ASSIGNMENT BY COMPANY. This Agreement may be assigned or transferred to, and shall be binding upon and inure to the benefit of, any successor of the Company, and any successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise acquires all or substantially all of the assets or the business of the Company. Notwithstanding such assignment, the Company shall remain jointly and severally liable for all obligations hereunder.

        10.2 ASSIGNMENT BY EXECUTIVE. The services to be provided by the Executive to the Company are personal to the Executive and the Executive's duties may not be assigned by the Executive. This Agreement shall, however, inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts payable to the Executive remain outstanding, all such amounts shall be paid to the Executive's designee, estate or beneficiaries.

11. DISPUTE RESOLUTION. Either the Executive or the Company may elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by arbitration by providing written notice of such election to the other party specifying the nature of the dispute to be arbitrated. If arbitration is selected, such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location agreed to by the Company and the Executive within fifty (50) miles from the location of the Executive's principal place of employment in accordance with the rules of the American Arbitration Association. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction. To the extent that the Executive prevails in any litigation or arbitration seeking to enforce the provisions of this Agreement, the Executive shall be entitled to reimbursement by the Company of all expenses of such litigation or arbitration, including reasonable legal fees and expenses and necessary costs and disbursements.


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


12.     MISCELLANEOUS.

        12.1 ENTIRE AGREEMENT. This Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

        12.2 MODIFICATION. This Agreement shall not be varied, altered, modified, cancelled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties or their legal representatives.

        12.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

        12.4 TAX WITHHOLDING. The Company may withhold all Federal, state, city or other taxes required pursuant to any law or governmental regulation or ruling.

        12.5 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in a signed writing acceptable to the Board of Directors, the Company or designees of the Board or Company. The Executive may change such designation at any time.

        12.6 BOARD COMMITTEE. Any action taken or determination made by the Board of Directors under this Agreement may be taken or made by the Compensation Committee or any other Committee of the Board of Directors.

        12.7 GOVERNING LAW. To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

        12.8 NOTICE. Any notices, requests, demands or other communications required by or provided for in this Agreement shall be sufficient if in writing and sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal office.


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


IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

THE RYLAND GROUP, INC.                                 EXECUTIVE:


By: /s/ Robert J. Cunnion III                          /s/ R. Chad Dreier
    --------------------------------------------       -------------------------
    Robert J. Cunnion III, Senior Vice President       R. Chad Dreier


Attest: /s/ Timothy J. Geckle
        ----------------------------------------
        Timothy J. Geckle, Secretary


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